Exhibit 99.1

Under Armour, Inc.

1020 Hull Street

Baltimore, MD 21230

CONTACTS

Investors:

Tom Shaw, CFA

Under Armour, Inc.

Tel: 410.468.2512 x6363

Media:

Diane Pelkey

Under Armour, Inc.

Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS THIRD QUARTER 2010 NET REVENUES GROWTH OF 22%;

RAISES NET REVENUES AND EPS OUTLOOK FOR THE FULL YEAR; PROVIDES INITIAL

2011 OUTLOOK

•	Net Revenues Increased 22% to $328.6 Million

•	Diluted EPS Increased 31% to $0.68 from $0.52 in the Prior Year’s Quarter; Includes $0.05 EPS Benefit from Taxes

•	Company Raises 2010 Net Revenues Outlook to $1.030 Billion to $1.035 Billion (+20% to +21%) from $990 Million to $1.01 Billion (+16% to +18%)

•	Company Raises 2010 EPS Outlook to $1.23 to $1.24 (+34% to +35%) from $1.11 to $1.13 (+21% to +23%)

•	Company Expects 2011 Net Revenues and EPS Growth at the Higher End of the Company’s 20%-25% Long-Term Growth Target

Baltimore, MD (October 26, 2010) – Under Armour, Inc. (NYSE: UA) today announced financial results for the third quarter ended September 30, 2010. Net revenues increased 22% in the third quarter of 2010 to $328.6 million compared with net revenues of $269.5 million in the third quarter of 2009. Net income increased to $34.9 million in the third quarter of 2010 compared with $26.2 million in the prior year’s period. Diluted earnings per share for the third quarter of 2010 were $0.68 on weighted average common shares outstanding of 51.2 million compared with $0.52 per share on weighted average common shares outstanding of 50.7 million in the third quarter of the prior year. EPS benefited approximately $0.05 from a lower than expected effective income tax rate of 37.7%, primarily resulting from federal and state tax credits and tax planning strategies.

Third quarter apparel net revenues increased 28% to $276.7 million compared with $215.4 million in the same period of the prior year, driven by strong growth across the Men’s, Women’s, and Youth apparel businesses. Direct-to-Consumer net revenues, which represented 18% of total net revenues for the quarter, grew 47% year-over-year during the third quarter. Footwear net revenues in the third quarter of 2010 declined to $26.5 million from $33.0 million in the third quarter of 2009. The Company had previously indicated that Running and Training footwear net revenues were expected to decline in 2010 compared with 2009.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “Third quarter results demonstrate our growth engines remain strong. Importantly, we see significant opportunities ahead to broaden our consumer reach, supported by continued growth in both our wholesale apparel and Direct-to-Consumer channels. We expect these businesses, along with bringing our licensed hats and bags business in-house and an expected return to growth in footwear, will continue to drive results through 2011.”

For the third quarter, operating income rose to $56.7 million compared with $47.1 million in the prior year’s period. Gross margin for the third quarter of 2010 was 50.9% compared with 49.5% in the prior year’s quarter primarily due to lower sales returns and other reserves, a more favorable year-over-year impact of liquidations and inventory reserves, as well as a higher percentage of revenue from our higher margin Direct-to-Consumer channel. Selling, general and administrative expenses as a percentage of net revenues were 33.6% in the third quarter of 2010 compared with 32.0% in the third quarter of 2009 as a result of continued expansion of the Factory House stores as well as increased investments in product innovation and supply chain. Marketing expense for the third quarter of 2010 was 10.9% of net revenues compared with 10.5% in the prior year.

For the first nine months of 2010, net revenues increased 20% to $762.8 million compared with $634.2 million in the prior year. Net income for the first nine months of 2010 increased 44% to $45.5 million compared with $31.6 million in the same period of 2009. Diluted earnings per share for the first nine months of 2010 increased 44% to $0.89 compared with $0.62 per share in the prior year’s period.

Balance Sheet Highlights

Cash and cash equivalents increased 43% to $133.9 million at September 30, 2010 compared with $93.4 million at September 30, 2009. The Company had no borrowings outstanding under its $200 million revolving credit facility at September 30, 2010. Inventory at quarter-end increased 28% to $196.2 million compared with $152.8 million at September 30, 2009. Net accounts receivable increased 20% to $174.2 million at September 30, 2010 compared with $145.0 million at September 30, 2009.

Outlook

The Company had previously anticipated 2010 annual net revenues in the range of $990 million to $1.01 billion, an increase of 16% to 18% over 2009, and 2010 diluted earnings per share for the full year of $1.11 to $1.13, an increase of 21% to 23% over 2009. Based on the third quarter results and improved visibility for the full year, the Company now expects 2010 annual net revenues in the range of $1.030 billion to $1.035 billion, an increase of 20% to 21% over 2009. The Company also expects 2010 diluted earnings per share in the range of $1.23 to $1.24, an increase of 34% to 35% over 2009. The updated earnings outlook reflects a full year effective tax rate of approximately 39.2%. Based on current visibility, the Company expects both 2011 annual net revenues and 2011 diluted earnings per share to grow at the higher end of its long-term growth target of 20%-25%.

Mr. Plank concluded, “We are excited about the $1 billion net revenue milestone in 2010 and remain committed to taking the next step toward becoming a multi-billion dollar, global brand. To reach our goals we must remain disciplined in investing to grow the business, not just investing to defend. Important steps include the evolution of our current ColdGear product, the introduction of our first basketball shoes this past weekend, and leading the market once again with an innovative new apparel launch in early 2011.”

Conference Call and Webcast

The Company will provide additional commentary regarding its third quarter results and 2010 outlook as well as provide a preliminary view on its 2011 outlook during its earnings conference call today, October 26th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company’s financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to effectively develop and launch new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Nine Months Ended September 30, 2010 and 2009

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 9/30/10	% of Net Revenues	Quarter Ended 9/30/09	% of Net Revenues	Nine Months Ended 9/30/10	% of Net Revenues	Nine Months Ended 9/30/09	% of Net Revenues
Net revenues	$328,568	100.0%	$269,546	100.0%	$762,761	100.0%	$634,194	100.0%
Cost of goods sold	161,196	49.1%	136,226	50.5%	387,832	50.8%	337,921	53.3%

Gross profit	167,372	50.9%	133,320	49.5%	374,929	49.2%	296,273	46.7%
Selling, general and administrative expenses	110,683	33.6%	86,257	32.0%	297,764	39.1%	237,933	37.5%

Income from operations	56,689	17.3%	47,063	17.5%	77,165	10.1%	58,340	9.2%
Interest expense, net	(542)	(0.2)%	(466)	(0.2)%	(1,668)	(0.2)%	(1,909)	(0.3)%
Other income (expense), net	(184)	(0.1)%	96	0.0%	(1,036)	(0.1)%	(253)	(0.0)%

Income before income taxes	55,963	17.0%	46,693	17.3%	74,461	9.8%	56,178	8.9%
Provision for income taxes	21,106	6.4%	20,511	7.6%	28,932	3.8%	24,595	3.9%

Net income	$34,857	10.6%	$26,182	9.7%	$45,529	6.0%	$31,583	5.0%

Net income available per common share
Basic	$0.68		$0.52		$0.90		$0.64
Diluted	$0.68		$0.52		$0.89		$0.62

Weighted average common shares outstanding
Basic	50,926		50,046		50,703		49,731
Diluted	51,168		50,749		51,047		50,585

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 9/30/10	Quarter Ended 9/30/09	% Change	Nine Months Ended 9/30/10	Nine Months Ended 9/30/09	% Change
Apparel	$276,666	$215,427	28.4%	$599,507	$459,706	30.4%
Footwear	26,458	33,048	(19.9)%	105,236	127,475	(17.4)%
Accessories	12,755	10,760	18.5%	29,130	23,548	23.7%

Total net sales	315,879	259,235	21.9%	733,873	610,729	20.2%
Licensing revenues	12,689	10,311	23.1%	28,888	23,465	23.1%

Total net revenues	$328,568	$269,546	21.9%	$762,761	$634,194	20.3%

Under Armour, Inc.

As of September 30, 2010, December 31, 2009 and September 30, 2009

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 9/30/10	As of 12/31/09	As of 9/30/09
Assets
Cash and cash equivalents	$133,936	$187,297	$93,376
Accounts receivable, net	174,207	79,356	145,043
Inventories, net	196,170	148,488	152,753
Prepaid expenses and other current assets	21,088	19,989	16,041
Deferred income taxes	10,944	12,870	12,178

Total current assets	536,345	448,000	419,391

Property and equipment, net	76,559	72,926	73,557
Intangible assets, net	4,148	5,681	6,203
Deferred income taxes	20,516	13,908	12,078
Other long term assets	5,295	5,073	4,839

Total assets	$642,863	$545,588	$516,068

Liabilities and Stockholders’ Equity
Accounts payable	$90,815	$68,710	$59,257
Accrued expenses	43,685	40,885	41,949
Current maturities of long term debt	8,067	9,178	8,135
Current maturities of capital lease obligations	—	97	157
Other current liabilities	9,767	1,292	5,852

Total current liabilities	152,334	120,162	115,350

Long term debt, net of current maturities	10,476	10,948	9,985
Other long term liabilities	18,662	14,481	13,219

Total liabilities	181,472	145,591	138,554

Total stockholders’ equity	461,391	399,997	377,514

Total liabilities and stockholders’ equity	$642,863	$545,588	$516,068

Under Armour, Inc.

For the Nine Months Ended September 30, 2010 and 2009

(Unaudited; in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended 9/30/10	Nine Months Ended 9/30/09
Cash flows from operating activities
Net income	$45,529	$31,583
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	23,191	20,795
Unrealized foreign currency exchange rate (gains) losses	4,127	(6,135)
Stock-based compensation	10,046	7,760
Loss on disposal of property and equipment	44	37
Deferred income taxes	(5,116)	(2,441)
Changes in reserves for doubtful accounts, returns, discounts and inventories	(4,077)	(1,213)
Changes in operating assets and liabilities:
Accounts receivable	(99,502)	(57,728)
Inventories	(44,583)	28,433
Prepaid expenses and other assets	(5,494)	371
Accounts payable	21,604	(13,885)
Accrued expenses and other liabilities	9,899	15,093
Income taxes payable and receivable	12,425	2,987

Net cash provided by (used in) operating activities	(31,907)	25,657

Cash flows from investing activities
Purchase of property and equipment	(22,533)	(16,049)
Purchase of trust-owned life insurance policies	(325)	(35)

Net cash used in investing activities	(22,858)	(16,084)

Cash flows from financing activities
Payments on revolving credit facility	—	(25,000)
Proceeds from long term debt	5,262	3,567
Payments on long term debt	(6,846)	(5,580)
Payments on capital lease obligations	(97)	(301)
Excess tax benefits from stock-based compensation arrangements	2,594	4,266
Payments of deferred financing costs	—	(1,354)
Proceeds from exercise of stock options and other stock issuances	3,796	4,331

Net cash provided by (used in) financing activities	4,709	(20,071)
Effect of exchange rate changes on cash and cash equivalents	(3,305)	1,832

Net decrease in cash and cash equivalents	(53,361)	(8,666)

Cash and cash equivalents
Beginning of period	187,297	102,042

End of period	$133,936	$93,376